EXHIBIT 5.1












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                                                                     EXHIBIT 5.1


                 [Shulman, Rogers, Gandal, Pordy & Ecker, P.A.]





                                  June 26, 1998


Clarion Commercial Holdings, Inc.
335 Madison Avenue
New York, New York  10017

         Re:      Clarion Commercial Holdings, Inc.
                  Our File No.  10-310-002
                  ---------------------------------

Ladies and Gentlemen:

                  We have acted as special counsel for Clarion Commercial Holdings, Inc., a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to approximately 590,900 shares of the Company's Class A common stock, par value $.001 per share (the "Shares"), to be issued from time to time pursuant to the Company's 1998 Stock Incentive Plan (the "Plan").

                  We have examined such Company records, certificates, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

                  Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.



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Clarion Commercial Holdings, Inc.       2                          June 26, 1998




                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to our being named therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.


                                        Very truly yours,

                                        KARL L. ECKER

                                         Karl L. Ecker